Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11) and related Prospectus of Silver Bay Realty Trust Corp. for the registration of 17,824,647 shares of its common stock and to the incorporation by reference therein of our report dated March 1, 2013 with respect to the consolidated financial statements and schedule of Silver Bay Realty Trust Corp. for the year ended December 31, 2012 included in its Annual Report (Form 10-K) for 2012 filed with the Securities and Exchange Commission.

Ernst & Young LLP

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 1, 2013